Exhibit 10.1

REVOLVING LOAN AGREEMENT
REVOLVING LOAN AGREEMENT, dated as of October 17, 2014, by and between ViSalus, Inc., a Nevada corporation (the “Borrower”), and Blyth, Inc., a Delaware corporation (the “Lender”).
The Borrower and the Lender, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:
Article 1. The Loans
1.1    Certain Definitions. Certain capitalized terms used herein are defined in Appendix A attached hereto.
1.2    Revolving Credit Loans. Subject to the terms and conditions of this Loan Agreement and in reliance on the representations and warranties of the Borrower contained herein, the Lender agrees to make available to the Borrower from time to time, prior to the Revolving Credit Loan Termination Date, revolving credit loans (each a “Loan” or “Revolving Credit Loan” and collectively the “Loans” or “Revolving Credit Loans”) in an aggregate principal amount not to exceed, at any one time outstanding, the Revolving Credit Maximum Amount. In addition to any of its other rights hereunder, the Borrower, subject to such terms and conditions, may borrow, repay and reborrow the Revolving Credit Loans up to, at any one time outstanding, the Revolving Credit Maximum Amount.
1.3    The Note. The Loans, and the obligation of the Borrower to repay the Loans with interest, shall be evidenced by a revolving credit promissory note (such promissory note is hereinafter referred to as the “Note” which defined term shall also include such promissory note as it may be extended or otherwise amended, supplemented, or modified from time to time and also any notes (if any) given in extension, renewal, or substitution of such promissory note) in substantially the form of Exhibit A attached hereto.
1.4    Interest. The unpaid principal balance of the Revolving Credit Loans outstanding from time to time shall bear interest at a rate per annum equal to the Applicable Revolving Credit Rate.
Anything contained in this Loan Agreement or the Note to the contrary notwithstanding, the Lender does not intend to charge and the Borrower shall not be required to pay interest or other charges in excess of the maximum rate permitted by Applicable Law. Any payments in excess of such maximum shall be refunded to Borrower or credited against principal.

1.5    Payment of Principal and Interest. The Borrower shall pay the then entire unpaid principal of all Revolving Credit Loans on the Revolving Credit Maturity Date. Accrued and unpaid interest on the Revolving Credit Loans shall be due and payable by the Borrower, in arrears, on each Revolving Credit Interest Payment Date. All payments of principal, interest and other amounts due (or otherwise made) hereunder or under the Note shall be made without any deductions whatsoever, including but not limited to any deduction for any set-off, recoupment, claim or counterclaim. All payments shall be made in United States Dollars and immediately available funds. Unless otherwise requested by the Lender, all payments by the Borrower shall be made by wire transfer pursuant to wire instructions provided by the Lender to the Borrower from time to time. If any payment under this Loan Agreement or under the Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest in connection with such payment. The records of the Lender shall be prima facie evidence of the making of any Revolving Credit Loans, any accrued interest thereon and all principal and interest payments made in respect thereof; provided, that no failure of the Lender to timely record any transaction shall in any way affect or impair any liability or other obligation of the Borrower to the Lender. Any statement of account with respect to the Revolving Credit Loans sent by the Lender to the Borrower shall also serve as prima facie evidence of the information contained therein unless objected to in writing by the Borrower within sixty (60) days of the Borrower’s receipt of such statement.
1.6    Notice, Amount and Frequency of Borrowings. The Borrower shall (subject, in the case of the initial Revolving Credit Loan, to the provisions of Sections 3.1(c) and 3.2(b) below) give the Lender written notice of the amount and date of each Revolving Credit Loan requested under the Revolving Credit Facility no later than five (5) Business Days prior to the date of such proposed Loan. Such notice shall include (i) the proposed date of borrowing (which must be a Business Day), (ii) the bank account to which the proceeds of the proposed Revolving Credit Loan shall be funded (which shall be a domestic account of a United States bank), (iii) the amount of the proposed Revolving Credit Loan and (iv) a copy of the related notice of borrowing the Borrower is providing under the Other Revolving Credit Facility. The minimum amount of each Revolving Credit Loan shall be $500,000.00. The Borrower shall make no more than one borrowing of Revolving Credit Loans per calendar month. No failure to give any such notice shall impair the obligation of the Borrower to repay any Loan made by the Lender.
1.7    Optional Prepayments. (a) The Borrower may optionally prepay the principal of the Loans, in whole or, subject to the immediately succeeding sentence, in part, without penalty or premium. Optional prepayments of principal shall (i) be made no more than once per calendar month and (ii) in the case of partial prepayments, be in the minimum amount of $100,000. Anything contained in this Loan Agreement to the contrary notwithstanding, no optional prepayment of the Revolving Credit Loans may be made unless the Borrower simultaneously makes a prepayment of the Other Revolving Credit Loans with the prepayment of the Revolving Credit Loans and the Other Revolving Credit Loans to be made pro-rata based on the then relative amounts (immediately prior to such prepayment) of (i) the outstanding principal of the Revolving Credit Loans and (ii) the outstanding principal of the Other Revolving Credit Loans.

(a)    Amounts prepaid prior to the Revolving Credit Loan Termination Date on account of the Revolving Credit Loans may, subject to the terms and conditions of this Loan Agreement, be reborrowed prior to such Date.
1.8    Early Termination of Loan Commitment Under this Loan Agreement by the Borrower. The Borrower shall have the right to early terminate the revolving loan commitment of the Lender under this Loan Agreement upon five (5) Business Days prior written notice to the Lender provided that (i) simultaneously with such termination all amounts (including all principal, interest, costs and expenses) then outstanding under the Loan Agreement and the Note shall be paid in full and (ii) the revolving loan commitments under the Other Revolving Credit Facility shall also simultaneously be terminated and all amounts then outstanding under the Other Revolving Credit Facility shall also be simultaneously paid in full. After any such termination of the revolving loan commitment of the Lender under this Loan Agreement, the Borrower shall no longer have the right to borrow under this Loan Agreement.
Article 2. Representations and Warranties
To induce the Lender to enter into this Loan Agreement and to make the Revolving Credit Loans, the Borrower hereby represents and warrants to the Lender that:
2.1    Organizational Existence and Power. The Borrower and each of its Subsidiaries is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and is duly qualified to do business and in good standing in all other jurisdictions, if any, in which the property or assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification, except for such qualifications the lack of which, singly or in the aggregate, does not result in, and would not reasonably be expected to result in, a Material Adverse Effect. Borrower and each of its Subsidiaries has the organizational power and authority, the legal right, and all material requisite permits, authorizations, consents, licenses and the like, without unusual restrictions or limitations, to own, operate and lease all of its material properties and assets, to conduct the business in which it is presently engaged or presently proposes to be engaged, and, in the case of the Borrower, to execute, deliver and perform its obligations under all Financing Documents to which the Borrower is a party. Nothing contained in this Section 2.1 shall be interpreted or construed to limit any transaction expressly permitted by Sections 4.1 or 5.1 below.
2.2    Corporate Authority; No Conflicts; Binding Agreements. The execution, delivery and performance by the Borrower of this Loan Agreement, the Note and any other Financing Document to which Borrower is a party, and any borrowings hereunder, have been duly authorized by all necessary corporate and, if required, stockholder action. The execution, and delivery and performance of this Loan Agreement, the Note, and any other Financing Document to which Borrower is a party, and any borrowings hereunder, are and will be within the Borrower’s powers, corporate and otherwise, and do not and will not (i) (a) violate, in any material respect, any Applicable Law or (b) violate Borrower’s articles of incorporation, by‑laws or other organizational document. (ii) result in the breach of, conflict with, constitute a default under, or give rise to the right of acceleration or mandatory prepayment under, (a) any material Contract or (b) any judgment, decree or order (including without limitation any injunction or temporary restraining order), in each case which is binding upon the Borrower (or any of its Subsidiaries) or to which it (or any of its Subsidiaries) or any of its (or their) properties is subject, or (iii) result in the creation of any Lien upon any property or assets of the Borrower (or any of its Subsidiaries) pursuant to any such Contract or any such judgment, decree or order. This Loan Agreement has been, and the Note and each other Financing Document to which the Borrower is a party will be, duly executed and delivered on behalf of the Borrower. This Loan Agreement constitutes, and the Note and each other Financing Document to which the Borrower is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject, in the case of enforceability, to the application of equitable principles and the laws of bankruptcy or insolvency or similar laws affecting the enforcement of creditors’ rights generally. No Governmental Approval is or will be required in connection with the execution, delivery and performance by the Borrower of this Loan Agreement or any other Financing Document or any borrowing hereunder.
2.3    Compliance with Applicable Laws. The Borrower (and each of its Subsidiaries) is in compliance, in all material respects, with all Applicable Laws.
2.4    No Events of Default or Defaults. No Event of Default or Defaults exists.
2.5    Use of Proceeds. The Borrower shall use the proceeds of the Revolving Credit Loans only for the Permitted Uses, and no part of such proceeds will be used, in whole or in part, for the purpose of purchasing or carrying any “margin security” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or otherwise in a manner which would violate any Regulations of such Board, including without limitation Regulations G, U, T and X.
2.6    Additional Representation. In the period from (and including) September 30, 2014 to (and including) the date hereof, neither the Borrower nor any of its Subsidiaries (i) made any Restricted Payment or (ii) took any action, or failed to take any action, which would have breached any of the covenants set forth in Article 4 or Sections 5.1 or 5.2 hereof (or would otherwise result in a Default or Event of Default hereunder) had this Loan Agreement become effective as of September 30, 2014.
Article 3.     Conditions Precedent
3.1    Initial Revolving Credit Loan. The initial Revolving Credit Loan shall be subject (in addition to the conditions precedent set forth in Section 3.2 below) to the Borrower fulfilling the following conditions precedent:
(a)    Delivery of Various Documents. The Lender shall have received each of the following, all of which shall be in form and substance reasonably satisfactory to the Lender:
(i)    copies or originals of each of the Financing Documents all of which shall have been duly authorized, executed and delivered by the respective party or parties thereto and in full force and effect (in the event that a copy of a Financing Document(s) is delivered to the Lender, then the Borrower shall cause an original of same to be delivered to the Lender (or Lender’s counsel) within two (2) Business Days after the date the initial Revolving Credit Loan is made).
(ii)    the Obligor Legal Opinion.
(iii)    current copies of the articles of incorporation and by-laws of the Borrower, as restated or amended to the date of the making of such initial Revolving Credit Loan, certified, with respect to the articles of incorporation, by the Nevada Secretary of State, and, with respect to the by-laws, by the Secretary or Assistant Secretary of the Borrower.
(iv)    certified copies of all corporate (including stockholder, if required) action taken by the Borrower to authorize the borrowings hereunder and the execution, delivery and performance in accordance with their respective terms of this Loan Agreement, the Note, and any other Financing Document to which Borrower is a party, such resolutions to be certified by the secretary or assistant secretary of the Borrower as of the date of disbursement of such initial Revolving Credit Loan.
(v)    a certificate of incumbency with respect to the officers of the Borrower authorized to execute and deliver this Loan Agreement, the Note, or any other Financing Document to which the Borrower is a party.
(vi)    a current certificate of good standing for the Borrower from the Nevada Secretary of State.
(vii)    the Permitted Holders shall, to the extent the Borrower has previously agreed to redeem or otherwise purchase or acquire Capital Stock of the Borrower held by such Permitted Holders waive in writing their right to so require the Borrower to so redeem or otherwise purchase or acquire if same would not be a permitted Restricted Payment under Section 5.3 below, and the Lender shall be provided a copy of same.
(b)    Other Revolving Loan Agreement. Simultaneously with the execution and delivery of this Loan Agreement by the Borrower and the Lender, the Other Revolving Loan Agreement shall be executed and delivered by the Borrower and the Other Revolving Credit Lenders and the Borrower shall execute and deliver the promissory notes payable to the Other Revolving Credit Lenders. The Other Revolving Loan Agreement (and such promissory notes) shall provide for the Other Revolving Credit Facility in an aggregate revolving commitment amount equal to $6,000,000, have the same termination and maturity as the Revolving Credit Facility, the same interest rate as the Revolving Credit Facility and otherwise have substantially identical terms and conditions as this Loan Agreement and the Note.
(c)    Payment in Full of Temporary Loan. The Temporary Loan shall be repaid (both unpaid principal and any accrued and unpaid interest) in full (the “Temporary Loan Repayment”), with the proceeds of the initial Revolving Credit Loan and the initial Other Revolving

Credit Loan first used (in accordance with the immediately succeeding sentence) to effect such repayment before any other use. Anything contained in this Loan Agreement to the contrary notwithstanding, since the Temporary Loan has been made by the Lender to the Borrower, it is agreed that, the proceeds of the initial Revolving Credit Loan shall first be used towards the Temporary Loan Repayment before any other use; and that part of the initial Revolving Credit Loan used towards the Temporary Loan Repayment (or all of the initial Revolving Credit Loan if all of initial Revolving Credit Loan is used towards the Temporary Loan Repayment) may be made by the Lender making a book entry on the Lender’s books and records evidencing same and crediting such part (or all if applicable) towards the Temporary Loan Repayment.
3.2    All Revolving Credit Loans. The making of each Revolving Credit Loan (whether the initial Revolving Credit Loan or any subsequent Revolving Credit Loan) shall be subject to the following additional conditions precedent:
(a)    Representations and Warranties True and Correct; No Event of Default. (i) All of the representations and warranties made or deemed to be made under this Loan Agreement or any other Financing Document shall be true and correct in all material respects (provided, that, in the case of any representations or warranties which contain a materiality or Material Adverse Effect qualifier, the condition precedent under this clause (i) shall be that all such representations and warranties are true and correct in all respects) at the time of the disbursement of the Revolving Credit Loan, with and without giving effect to the making of the Revolving Credit Loan and the application of the proceeds thereof, and (ii) no Event of Default or Default shall have occurred and be continuing at such time, with and without giving effect to the making of the such Loan and the application of the proceeds thereof. The Lender may, without waiving this condition, consider it fulfilled, and a representation and warranty by the Borrower to such effect shall be deemed made to the Lender by the Borrower, if no written notice to the contrary is received by the Lender from the Borrower prior to the making of such Loan.
(b)    Notice of Borrowing. The Borrower has provided the notice of borrowing set forth in Section 1.6 above; provided, that, in the case of the initial Revolving Credit Loan such notice requirement shall be that such notice shall be given no later than noon (Eastern time) on the date which is one (1) Business Day prior to the date such initial Revolving Credit Loan is proposed to be made.
(c)    Simultaneous Funding under the Other Revolving Credit Facility. The Other Revolving Credit Lenders shall, simultaneously with the funding of any Revolving Credit Loan, fund (under the Other Revolving Loan Agreement) Other Revolving Credit Loans. The respective amounts of the simultaneous Revolving Credit Loan and the Other Revolving Credit Loans shall be pro-rata in proportion to the respective amounts of the Revolving Credit Maximum Amount and the Other Revolving Credit Facility Commitment Amount (and the requests by the Borrower for the Revolving Credit Loans and Other Revolving Credit Loans shall be in such proportion). No Revolving Credit Loan or Other Revolving Credit Loans may be made unless there is simultaneous funding as provided for in this paragraph; provided, however, to the extent that, in connection with any requested borrowing, any Other Revolving Credit Loans are made but are made in an amount less than the amount requested by the Borrower (under the Other Revolving Loan

Agreement) with respect to such particular borrowing, a Revolving Credit Loan shall (assuming the conditions precedent for borrowings under this Loan Agreement and the Other Revolving Loan Agreement are satisfied by the Borrower) nonetheless be made by the Lender in a corresponding pro-rata amount (in other words, assuming the conditions precedent for such borrowings are satisfied by the Borrower but the Other Revolving Credit Lenders only, for example, fund 80% of the borrowing (under the Other Revolving Loan Agreement) requested by the Borrower of the Other Revolving Credit Lenders, then the Lender shall only be obligated to fund 80% of the Revolving Credit Loan from the Lender requested by the Borrower). The Lender may require that a funding procedure be used in order to confirm that the requirements of this paragraph are satisfied, including a funding call with the Borrower, the Lender and the Other Revolving Credit Lenders and/or having the applicable Revolving Credit Loan by the Lender and the applicable Revolving Credit Loans by the Other Revolving Credit Lenders first sent to a mutually agreed to Person who will pool the proceeds of all such loans and then fund same to the Borrower after the Lender and the Other Revolving Credit Lenders authorize the release of the pooled loan proceeds and/or confirmations of receipt by the Borrower of the applicable Revolving Credit Loan and Other Revolving Credit Loans.
Article 4.     Affirmative Covenants
The Borrower covenants and agrees with the Lender that, until payment in full of the Revolving Credit Loans (both principal and interest), payment and performance by the Borrower of all of its other obligations under the Financing Documents (except for obligations consisting of contingent indemnification obligations for which no claim has been asserted) and the termination of the obligation of the Lender to make Revolving Credit Loans, the Borrower shall, and, in the case of Sections 4.1, 4.3, 4.4, 4.5, and 4.7 below, shall cause each of its Subsidiaries to:
4.1    Preservation of Existence and Properties. (a) Preserve and maintain its corporate (or, in the case of a Subsidiary that is not a corporation, its applicable other organizational) existence and, where applicable, good standing and all of its other material franchises, licenses, rights and privileges, and remain qualified to do business as a foreign corporation or other organization, as the case may be, in all jurisdictions in which the property or assets owned, leased, or operated by it or the nature of the business conducted by the Borrower or such Subsidiary requires such qualification, except for qualifications the lack of which, singly or in the aggregate, does not result in, and would not reasonably be expected to result in, a Material Adverse Effect, (b) preserve and protect all intellectual property which the Borrower in good faith determines to be material, (c) preserve and maintain in good repair, working order and condition, reasonable wear and tear excepted, all of its other material assets and other material properties and (d) engage only in businesses in substantially the same fields as the businesses conducted by the Borrower and/or its Subsidiaries on the date hereof or in fields reasonably related to such same fields; provided, however, that the Borrower or such Subsidiary shall not be required to preserve any such franchise license, right or privilege, or the corporate existence of any Subsidiary (it being agreed that the corporate existence of the Borrower must be maintained at all times), or maintain any such properties, if the Board of Directors of the Borrower shall in good faith determine that the preservation or maintenance thereof is no longer necessary or desirable in the conduct of the business of the Company and its Subsidiaries as a whole and that the loss thereof does not, and would not be reasonably be expected to, result, individually or in the aggregate, in a Material Adverse Effect; and provided, further, that the provisions of this Section 4.1 shall not prohibit (i) a sale, transfer or conveyance of a Subsidiary or any of its assets in compliance with the terms of this Loan Agreement, or (ii) a merger or consolidation made in compliance with the terms of this Loan Agreement.
4.2    Financial Statements.
(a)    Deliver to the Lender:
(i)    within 45 days after the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending September 30, 2014, internally prepared consolidated quarterly consolidated (and consolidating to the extent consolidating statements are prepared by the Borrower) financial statements of the Borrower and its Subsidiaries, consisting of an income statement, balance sheet and cash flow statement, certified, on behalf of the Borrower, by the Borrower’s chief financial officer or other appropriate officer of the Borrower, such statements to fairly present, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of date of such financial statements and for the period(s) covered thereby, such statements to be prepared in accordance with GAAP (except for the absence of footnotes and normal year-end adjustments).
(ii)    within 10 days after the Borrower receives same, copies of any annual financial statements of the Borrower (or the Borrower and its Subsidiaries) reported on by independent public accounts, whether audited, reviewed or compiled.
4.3    Insurance Requirements. At all times maintain in full force and effect policies of insurance with respect to the properties, operations and other businesses of the Borrower and its Subsidiaries (including property and other casualty insurance and general liability insurance) providing such coverage as is reasonably deemed sufficient by the Borrower, and as is customarily carried by businesses of the size and character of the business of the Borrower and its Subsidiaries. All such insurance shall be maintained with independent insurance companies which the Borrower in good faith believes are financially sound and reputable. Nothing contained in this Loan Agreement or any other Financing Document shall be interpreted or construed to impose on the Lender any obligation or liability with respect to the insurance of the Borrower or the maintenance or adequacy thereof.
4.4    Compliance with Laws; Payment of Taxes and Other Obligations. (a) Comply with all Applicable Laws except to the extent that failure to comply therewith has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (b) pay all (i) taxes, assessments, governmental charges or levies, and (ii) claims for labor, rent and other claims and obligations, in each case made against it or its property, except, in the case of (b)(i) or (b)(ii), for liabilities being contested by the Borrower or its Subsidiaries in good faith by appropriate proceedings and against which the Borrower or its Subsidiaries, as applicable, shall set up adequate reserves on its books in conformity with GAAP.

4.5    Inspection. Permit representatives of the Lender, from time to time, but no more than twice per calendar year (provided, however, that such limitation of no more than two (2) per calendar year shall not apply during the existence of any Event of Default), only during normal business hours and upon reasonable prior notice (provided, however, that prior notice need not be given, if an Event of Default has occurred and is continuing), to (a) visit and inspect any assets or other properties of the Borrower or its Subsidiaries and (b) inspect the books and records of the Borrower and its Subsidiaries.
4.6    Notice of Default; Litigation, etc. Furnish to the Lender prompt written notice (and in any event within five (5) Business Days after the Borrower obtains knowledge thereof) of any of the following: (i) the occurrence of any Event of Default or Default; (ii) the commencement of, and any material development in, any material actions, suits or proceedings or investigations in any court or before any arbitrator of any kind or by or before any governmental or non-governmental body against or in any other way relating adversely to, or adversely affecting, the Borrower or any of its Subsidiaries; and (iii) any change with respect to the business, assets or other properties, liabilities, financial condition, results of operations or business prospects of the Borrower or its Subsidiaries, which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the immediately preceding sentence, the Borrower shall provide prompt written notice to the Lender of material developments in the Kerrigan Lawsuit (as defined in the definition of Kerrigan Lawsuit Resolution).
4.7    Use of Proceeds of Revolving Credit Loans. Only use the proceeds of the Revolving Credit Loans for Permitted Uses.
Article 5.     Negative Covenants
The Borrower covenants and agrees with the Lender that, until payment in full of all Revolving Credit Loans (both principal and interest), payment and performance by the Borrower of all of its other obligations under the Financing Documents (except for obligations consisting of contingent indemnification obligations for which no claim has been asserted) and the termination of the obligation of the Lender to make Revolving Credit Loans, the Borrower shall not, and shall not permit any of its Subsidiaries to, whether directly or indirectly:
5.1    Consolidation or Merger; Sale of Assets. (a)  merge or consolidate with any other Person or engage in a split-up or other similar event, except that the following actions shall be permitted under this Section 5.1(a) provided that (x) except for mergers or consolidations referred to in clause (i) below, no Event of Default or Default exists immediately prior to such proposed action and (y) such proposed action will not result in the occurrence or continuance of any Event of Default (including without limitation, for the avoidance of doubt, any Event of Default under subsection 5.1(b) below) or Default: (i) a merger or consolidation between two Wholly Owned Subsidiaries of the Borrower which are both Domestic Subsidiaries or a merger or consolidation between two Wholly Owned Subsidiaries of the Borrower which are both Foreign Subsidiaries, (ii) any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower, but excluding from this clause (ii) any merger or consolidation referred to in clause (i) above , (iii) any Subsidiary of the Borrower may merge with and into the Borrower provided the Borrower is the surviving entity, (iv) any Subsidiary of the Borrower may merge with any other Person in order to consummate a transfer of the equity interests or the assets of such Subsidiary, (v) any Subsidiary of the Borrower may merge with any other Person to consummate an acquisition by such Subsidiary of an acquisition target, and (vi) the Borrower may merge with any other Person to consummate an acquisition by the Borrower of an acquisition target provided that the Borrower is the surviving entity of such merger; or (b) sell, transfer (including without limitation by the issuance of Capital Stock), lease or otherwise dispose of tangible or intangible assets (whether in one or multiple transactions) compromising all or substantially all of the consolidated assets of the Borrower and its Subsidiaries, provided that nothing contained in this Section 5.1(b) shall prevent the Borrower and its Subsidiaries from selling their inventory in the ordinary course of business for value received.
5.2    Transactions with Affiliates. Enter into, or be a party to, any transaction with any Affiliate of the Borrower or any of its Subsidiaries (including, without limitation, transactions involving the purchase, sale or exchange of assets or properties or the rendering of services), except upon terms no less favorable to the Borrower (and, to the extent applicable, its applicable Subsidiary) than Borrower (and such Subsidiary, if applicable) would obtain in a comparable arm’s‑length transaction with a Person other than an Affiliate, except that nothing contained in this Section 5.2 shall be interpreted or construed to (i) prevent any intercompany loans or advances between the Borrower and its Subsidiaries or between any Subsidiaries of the Borrower, (ii) prevent the payment of compensation (including bonuses and equity compensation) paid to and other benefits (including retirement, health and other benefit plans, profit sharing plans, awards and transactions under stock incentive plans or management equity subscription agreements), severance agreements, and indemnification or insurance arrangements provided on behalf of officers, directors, or employees of the Borrower or any of its Subsidiaries and the issuance of equity of the Borrower, provided (a) such compensation and other benefits, agreements, arrangements and issuances are reasonable and paid in the ordinary course of business and (b) such issuances do not result in any Change of Ownership or Control (or otherwise result in an Event of Default or Default), (iii) prevent the Borrower from entering into the Other Revolving Loan Agreement or (iv) prevent any Restricted Payment permitted under Section 5.3 below.
5.3    Restricted Payments. Make any Restricted Payment except that (i) any distribution may be made by a Subsidiary of a Borrower to the Borrower or to another Subsidiary of the Borrower (provided that in the case of a distribution made by a Subsidiary which is not a Wholly Owned Subsidiary, such distribution is made on a pro rata basis to its equity owners), (ii) Borrower, without duplication, (a) may engage in Identified Vesting Retention Transactions (the amount of Restricted Payment under this Section (ii)(a) shall, for purposes of Section (iv) below, be deemed to be equal to the amount of the payroll taxes paid by the Borrower in the applicable Identified Vesting Retention Transaction) and (b) may redeem for cash then outstanding Identified RSUs and Option Shares (provided the amount(s) paid by the Borrower for any such redemption(s) is determined pursuant to (x) an independent appraisal process similar to the process used by the Borrower for such purposes prior to the date hereof and/or (y) an internal valuation appraisal process utilizing the valuation methodology used by independent appraisers with which the Borrower has previously engaged similar to such internal process used by the Borrower for such purposes prior to the date hereof, and that the amount paid for redemptions of Identified Option Shares is the difference (if positive) between the then value of the Identified Option Shares as so determined and the strike price) and may redeem for consideration consisting of the issuance of a Subordinated Redemption Note (issued to the applicable employee or officer or former employee or officer) the Future Applicable RSUs and Option Shares, in each case held (i.e., where the applicable Identified RSUs and Option Shares or Future Applicable RSUs and Option Shares, as the case may be, are held) by employees or officers, or former employees or officers, of the Borrower or its Subsidiaries (for the avoidance of doubt, additional redemptions (i.e., redemptions in addition to those permitted under this clause (ii)) may be made as Restricted Payments to the extent permitted under clauses (iii) or (iv) below), (iii) if both immediately before and immediately after the applicable proposed cash Restricted Payment under this clause (iii) is made there are no outstanding Revolving Credit Loans and no outstanding Other Revolving Credit Loans, the Borrower may make such proposed cash Restricted Payment provided no Event of Default or Default exists immediately before or as a result of such Restricted Payment, and (iv) if either immediately prior to or immediately after the applicable proposed cash Restricted Payment under this clause (iv) is made there are any outstanding Revolving Credit Loans or outstanding Other Revolving Credit Loans, the Borrower shall be permitted to make such proposed cash Restricted Payment provided that (a) no Event of Default or Default exists immediately before or as a result of such Restricted Payment and (b) the aggregate amount of Restricted Payments (including without limitation the proposed Restricted Payment) made by the Borrower from and after the date of this Loan Agreement (whether such Restricted Payment is made under this clause (iv) or clauses (ii) or (iii) above or otherwise (provided, however, that a Restricted Payment consisting of the issuance (under clause (ii) above) of a Subordinated Redemption Note shall not be considered a Restricted Payment for purposes of this clause (iv) but any payment under or otherwise with respect such Subordinated Redemption Note (or the debt evidenced or created thereby) shall be a Restricted Payment for purposes of this clause (iv)) does not exceed 50% of the positive cumulative net consolidated net income of the Borrower and its Subsidiaries (calculated in accordance with GAAP consistently applied) earned in the period from and after October 1, 2014 to and including the last day of the then most recently ended fiscal quarter of the Borrower. If requested by the Lender, the Borrower shall provide to the Lender information with respect to any Restricted Payment made under this Section 5.3, including any applicable calculation under clause (iv) of the immediately preceding sentence.
Article 6.     Intercreditor Agreement.
The terms and other provisions of this Loan Agreement (and the Note) are subject to the terms and other provisions of the Intercreditor Agreement.
Article 7.     Events of Default
7.1    Events of Default.     Any of the following events or circumstances shall constitute an “Event of Default”, whatever the reason for such event or circumstance and whether voluntary or involuntary and whether an event or circumstance is mentioned once or more than once:
(b)    Borrower shall fail to make any payment of any principal of any Revolving Credit Loan when due (whether due at maturity, upon acceleration or otherwise).
(c)    Borrower shall fail to make any payment of any interest or other amount (not consisting of principal of any Revolving Credit Loan) when due under the Note, this Loan Agreement or any other Financing Document and such failure shall continue for a period of three (3) Business Days.
(d)    Borrower shall default in the due performance or observance of:
(i)    any agreement or covenant contained in (x) Section 4.1(a) hereof insofar as such Section requires the preservation of the existence of the Borrower or its Subsidiaries (it being understood and agreed that Section 7.1(c)(ii) below shall cover any other agreement or covenant which is part of Section 4.1(a)) or (y) any of Sections 4.1(d), 4.3 or 4.6 hereof or in Article 5 hereof; or
(ii)    any other agreement or covenant contained in this Loan Agreement (other than a covenant or agreement a default in the performance or observance of which is elsewhere in this Section 7.1 specifically dealt with) and such default shall have continued unremedied for a period of, (x) in the case of Section 4.2, five (5) Business Days, (y) in the case of Sections 3.1(a)(i) or 4.5, two (2) Business Days or (z) in the case of any such other agreement or covenant, thirty (30) calendar days after the earlier of (i) written notice of such default shall have been given to Borrower by Lender and (ii) the Borrower becomes actually aware of such default.
(e)    Any breach by the Borrower of the Intercreditor Agreement
(f)    Any representation or warranty made (or deemed made) by the Borrower under this Loan Agreement or any other Financing Document proves to have been incorrect or misleading in any material respect when made (or deemed made).
(g)    Any “Event of Default” as defined in the Other Revolving Loan Agreement shall exist.
(h)    The Borrower or any of its Subsidiaries shall (i) fail to make, when due, any payment with respect to any Indebtedness (except (x) Indebtedness under this Loan Agreement or the other Financing Documents or under the Other Revolving Loan Agreement, (y) Indebtedness consisting of intercompany loans between the Borrower and its Subsidiaries or between the Subsidiaries of the Borrower or (z) Indebtedness consisting of credit with a maturity of less than a year (marked from the initial incurrence thereof) provided by vendors of the Borrower or its Subsidiaries provided that the exception in this clause (z) shall not apply to any such credit with respect to which the applicable vendor(s) is taking any material collection or other enforcement action)), which Indebtedness, individually or in the aggregate, exceeds $1,200,000, beyond the period of grace, if any, applicable thereto or (ii) any portion of such Indebtedness shall have become, or have otherwise been declared by the holder thereof (or their agent) to be, due and payable or required to be redeemed or repurchased prior to its stated maturity or regularly scheduled dates of payment, in each case as a result of any default or event of default or the like.
(i)    The Borrower or any Subsidiary of the Borrower shall make an assignment for the benefit of creditors, generally not pay its debts as they become due, file a petition commencing a voluntary case under any chapter of the Bankruptcy Code, 11 U.S.C. §101 et seq. (the “Bankruptcy Code”), be adjudicated an insolvent, file a petition seeking any reorganization, arrangement, receivership, composition, readjustment, liquidation, dissolution or similar arrangement under the Bankruptcy Code or any other insolvency, reorganization, bankruptcy, receivership or similar law, or file an answer admitting the material allegations of a petition filed against the Borrower or such Subsidiary, as the case may be, in any such case or proceeding, consent to the filing of such a petition or apply for or acquiesce in the appointment of a trustee, receiver, custodian or other similar official for the Borrower or such Subsidiary, as the case may be, or of all or any substantial part of the Borrower’s or such Subsidiary’s, as the case may be, assets or other properties.
(j)    A case, proceeding or other action shall be instituted against Borrower or any Subsidiary of the Borrower seeking the entry of an order for relief against Borrower or such Subsidiary as a debtor, to adjudicate Borrower or such Subsidiary as a bankrupt or insolvent, or seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief against Borrower or such Subsidiary under the Bankruptcy Code or other insolvency, reorganization, bankruptcy, receivership or similar law, which case, proceeding or other action either (i) results in such entry, or adjudication, or relief or issuance or entry of any other order or judgment having a similar effect or (ii) remains undismissed for sixty (60) calendar days, or within sixty (60) calendar days after the appointment without Borrower’s or such Subsidiary’s consent or acquiescence of any trustee, receiver, custodian or other similar official for Borrower or such Subsidiary or of all or any substantial part of Borrower’s or such Subsidiary’s assets and other properties, and such appointment shall not be vacated.
(k)    any order, judgment or decree shall be entered against Borrower or any Subsidiary (excluding for purposes of this Section 7.1(j) any Non-Material Foreign Subsidiary) of the Borrower by a court of competent jurisdiction or arbiter which, together with other outstanding orders, judgments, and decrees against Borrower or such Subsidiary, as the case may be, exceeds $1,200,000 (exclusive of amounts actually insured against by adequate liability insurance policies issued by financially responsible companies who have not denied coverage), and any such order, judgment or decree shall continue in effect for any period of sixty (60) consecutive calendar days or more without being released or a stay of execution (provided, however, it shall also be considered an Event of Default if within such sixty (60) day period the judgment creditor(s) has levied on, garnished, attached or seized (or the like) any material assets of the Borrower or such Subsidiary or  the material assets of ViSalus are under imminent threat of being taken or sold by such judgment creditor).
(l)    a Change of Ownership or Control shall occur.
(m)    any Financing Document, or material term or other provision thereof, shall for any reason cease to be, or shall for any reason be asserted in writing by the Borrower or any of its Subsidiaries not to be, in full force and effect and enforceable in accordance with its terms.
7.2    Acceleration. Upon the occurrence and at any time during the continuance of any Event of Default, the Lender, by written notice to the Borrower, may (i) terminate the right of the Borrower to borrow any further Revolving Credit Loans under this Loan Agreement, and/or (ii) declare the entire unpaid principal balance of the Note and all Revolving Credit Loans, and all accrued and unpaid interest under the Note and on all Revolving Credit Loans, to be due and payable immediately, and upon any such declaration the entire unpaid principal balance of the Note and all Revolving Credit Loans and all accrued and unpaid interest under the Note and on all Revolving Credit Loans shall become and be immediately due and payable by the Borrower, without the need for presentment, demand for payment, protest, notice of dishonor or protest or other notice of any kind all of which are expressly waived by the Borrower; provided, however, that upon the occurrence of any of the events specified in subparagraphs (h) or (i) above, (i) the right of the Borrower to borrow under this Loan Agreement shall automatically be terminated and (ii) the entire unpaid principal balance of the Revolving Credit Loans and the Note, and all unpaid and accrued interest under the Note and all Revolving Credit Loans, shall be immediately due and payable by the Borrower without any notice whatsoever, all without the need for presentment, demand for payment, protest, notice of dishonor or protest or notice of any kind all of which are hereby expressly waived by the Borrower. Lender shall have, upon the occurrence and during the continuance of any Event of Default, all other rights, remedies, and powers provided to the Lender under the Financing Documents or under Applicable Law.
Article 8.     Miscellaneous
8.1    Certain Waivers. Borrower waives presentment, diligence, protest, demand, notice of demand, notice of acceptance of or reliance, notice of all non-payment, notice of dishonor, notice of protest, and all other notices (except for those expressly provided for in the Financing Documents) to parties in connection with the delivery, acceptance, performance, default or enforcement of any Financing Document.
8.2    Severability. Any provision of this Loan Agreement or other Financing Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.3    Paragraph Headings. The paragraph headings used in this Loan Agreement are for purposes of convenience of reference only and shall not affect the construction hereof or be taken into consideration in the interpretation hereof.
8.4    No Waiver; Cumulative Remedies. (a) The Lender shall not by any act (except by a written instrument executed and delivered in accordance with subparagraph (b) of this Section), delay, indulgence, omission or otherwise be deemed to have waived any right, remedy or other power hereunder or under any other Financing Document or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Lender, any right, remedy or other power shall preclude any other or further exercise thereof or the exercise of any other right, remedy or other power. No single or partial exercise of any right, remedy, or power hereunder or under any other Financing Document shall preclude any other or further exercise thereof or the exercise of any other right, remedy or power. A waiver by the Lender of any right, remedy or power hereunder or under any other Financing Document on any one occasion shall not be construed as, or constitute a bar to, any right, remedy or other power which the Lender would otherwise have on any future occasion. The rights, remedies and powers provided to the Lender herein or in any other Financing Document are cumulative, may be exercised singly or concurrently and are not exclusive of and shall be in addition to all other rights, remedies, or powers provided by Applicable Law. Lender may exercise any or all such rights, remedies and powers at any time(s) in any order which Lender chooses in its discretion.
(a)    No waiver, amendment, supplement or other modification of any of the terms or provisions of this Loan Agreement or the Note shall be effective unless set forth in a writing executed and delivered by the Borrower and the Lender. In addition to the requirements set forth in the immediately preceding sentence, the applicable requirements set forth in the Intercreditor Agreement with respect to any such waiver, amendment, supplement or other modification must be satisfied to make same effective. No waiver, amendment, supplement or other modification of the Intercreditor Agreement shall be effective unless it meets the requirements for same set forth in the Intercreditor Agreement.
8.5    Successors and Assigns; Sale, Assignment or Participation. This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that (i) the Borrower may not, without the prior written consent of the Lender, assign or otherwise transfer any of its rights or obligations under this Loan Agreement, the Note or other Financing Document, and (ii) the Lender shall not be permitted to assign (or participate) its rights or obligations under this Loan Agreement or the Notes (or the other Financing Documents) without the prior written consent of the Borrower except that (a) the Lender may (without the prior written consent of the Borrower) collaterally assign/pledge its rights to its lender(s) or other credit providers and (b) if an Event of Default exists and is continuing, the Lender may participate or assign its rights and obligations without the prior written consent of the Borrower, but in no event shall the Lender make any assignment or participation to the Borrower, any Subsidiary of the Borrower or any other Affiliate of the Borrower or of any Subsidiary of the Borrower (except that, during the existence of an Event of Default, the Lender may make an assignment to the Other Revolving Lenders). Any assignee or participant of the Lender’s rights or obligations shall execute and deliver a written instrument agreeing to be bound by the provisions hereof and of the Intercreditor Agreement. Reference is hereby made to the Intercreditor Agreement for additional terms and provisions with respect to assignment and participation.
The Lender, acting as agent for the Borrower (solely for the purposes of this Section 8.5), shall maintain a register (which may be electronic) for the recordation of the names and addresses of the Lender and any other Persons owning an interest in the Note or any Loan (but excluding a pledgee who has not taken an ownership interest in the Note or a Loan), including the principal amounts of (and stated interest on) such Loan(s) owing to the Lender and any such other Persons pursuant to the terms hereof from time to time, and shall promptly amend such register to reflect any sale, assignment, or other transfer (but excluding a pledge where the pledgee who has not taken an ownership interest in the Loan) otherwise properly affected pursuant to this Section 8.5. Any purported sale, assignment, or other transfer of the Note or a Loan (excluding a pledge where the pledgee has not taken an ownership interest in the Note or a Loan) not properly recorded in such register in accordance with the previous sentence shall be null and void and of no effect.

8.6    Notices. Except as may otherwise be expressly provided herein, all notices, requests and demands to or upon the respective parties hereto shall be in writing (including by telecopy (i.e., by fax) or, in the case of notices by the Borrower under Section 1.6 above, by email), and shall be deemed to have been duly given or made when delivered by hand, or one Business Day after being sent by overnight mail by Federal Express or other nationally recognized overnight courier service, four Business Days after being deposited in the mail if sent by certified or registered mail (return receipt requested), first class postage prepaid, or, in the case of telecopy notice, when sent and confirmation of receipt of such telecopy is received (which may include electronic confirmation) or, only for notices by the Borrower under Section 1.6 above, if sent by email and receipt of such email notice is acknowledged in writing by the Lender (which acknowledgment of receipt may be by email), addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto and any future holder(s) of the Note:
The Borrower:        ViSalus, Inc.
340 East Big Beaver Road, Suite 400
Troy, Michigan 48083
Attn: Tyler P. Schuessler, Chief Administrative Officer
Telecopy No.: 248-526-0378
email (for confirmation of notices under Section 1.6):
tps@vi.com
The Lender:        Blyth, Inc.
One East Weaver Street
Greenwich, Connecticut 06831
Attention: Treasurer or Assistant Treasurer
Telecopy No.: 203-552-4644
email (for borrowing notices under Section 1.6): splotzky@blyth.com and mkunz@blyth.com
8.7    Costs and Expenses; Indemnification. (a) Borrower hereby agrees to pay/reimburse the Lender for all reasonable costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, incurred by the Lender in (i) collecting the Revolving Credit Loans or any other amounts owed to the Lender by the Borrower under any Financing Document or in otherwise enforcing any of the Financing Document(s), (ii) in any bankruptcy or insolvency of, or any workout with respect to, the Borrower and (iii) any amendment, waiver or other modification of the Financing Documents which arises out of a Default or Event of Default. With respect to any amendment, waiver or other modification of the Financing Documents which does not arise out of such an Event of Default or Default, the Lender shall pay for its own costs and expenses (including the fees and disbursements of legal counsel) with respect to such amendment, waiver or other modification and the Borrower shall pay for its own costs and expenses (including the fees and disbursements of legal counsel) with respect to such amendment, waiver or other modification. If requested by the Borrower, the Lender shall provide a copy of an invoice (including, in the case of attorneys fees and disbursements, a copy of an invoice from the applicable law firm or attorney(s), it being understood and agreed that such invoice only has to set forth the total amount of fees and disbursements and does not need to provide any particular entries or descriptions).
(a)    The Borrower agrees to pay, indemnify, and hold the Lender and Lender’s employees, officers, directors and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, fines, claims, actions, judgments, suits, cost recovery actions, response costs, compliance costs, costs, reasonable expenses (including without limitation reasonable attorneys’ fees) or disbursements of any kind or nature whatsoever arising out of or otherwise related to or connected with (i) this Loan Agreement, the Note or any of the other Financing Documents; (ii) any breach by the Borrower of any representation, warranty, covenant, or agreement contained or referred to herein or any other Financing Document; or (iii) any Hazardous Material at, on, in, under, or about all or any portion any property owned, occupied and/or operated by the Borrower or its Subsidiaries or any Release of any Hazardous Materials by the Borrower or its Subsidiaries or any violation by the Borrower of, or liability of the Borrower under, any Environmental Laws (all the foregoing under this paragraph (b), collectively, the “indemnified liabilities”); provided that the Borrower shall have no obligation hereunder to the Lender with respect to indemnified liabilities to the extent that such liabilities are determined by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Lender.
(b)    The agreements in this Section 8.7 shall survive any payment of the Note or any other amounts payable hereunder or under any other Financing Document and/or any termination of any Financing Document. All amounts payable under this Section 8.7 shall be payable by the Borrower on demand by the Lender.
8.8    Integration. This Loan Agreement and the other Financing Documents represent the agreement of the Borrower and the Lender with respect to the subject matter hereof and thereof and supersede all negotiations and prior writings with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof or thereof that are not expressly set forth or referred to herein or in the other Financing Documents.
8.9    Gender and Number; “including” No Rule of Strict Construction; Independent Covenants. (a) Whenever the context herein so requires, the neuter gender includes the masculine or feminine, and the singular number includes the plural, and vice-versa. The word “including”, whenever used in any Financing Document, shall mean “including, but not limited to,” whether or not the phrase “, but not limited to,” or similar phrase, accompanies such word.
(a)    Borrower acknowledges that Borrower and Borrower’s counsel have had an opportunity to review and negotiate the terms and provisions of this Loan Agreement and the other Financing Documents and no rule of strict construction shall be used with respect to any of the Financing Documents.
(b)    All covenants and agreements in this Loan Agreement shall be given independent effect so that if a particular action or condition is not permitted by a covenant or agreement, the fact that it would be permitted by another covenant or agreement (whether as an exception or otherwise) shall not avoid the occurrence of a breach of such first covenant or agreement.
8.10    GOVERNING LAW; JURY TRIAL WAIVER. (a)  THIS LOAN AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE LENDER AND THE BORROWER UNDER THIS LOAN AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF ANY PRINCIPLES OF CONFLICTS OF LAWS THEREUNDER WHICH WOULD RESULT IN THE LAWS OF ANY OTHER STATE APPLYING TO SAME.
(a)    THE BORROWER AND THE LENDER BOTH HEREBY KNOWINGLY AND VOLUNTARILY WAIVE TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND, ARISING UNDER OR OUT OF, OR OTHERWISE RELATED TO OR OTHERWISE CONNECTED WITH THIS LOAN AGREEMENT OR ANY OTHER FINANCING DOCUMENT.
8.11    OFAC and Patriot Act. The Borrower represents, warrants and covenants that the Borrower and each of its Subsidiaries is and shall be (and without limiting any other provision of this Loan Agreement) in compliance, in all material respects, with all U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it and (ii) (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will knowingly be used directly or indirectly by the Borrower or any of its Subsidiaries for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977. In the event that the Lender is subject to the Patriot Act, Lender hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, the Lender may be required to obtain, verify and record information that identifies the Borrower (and if applicable its Subsidiaries), which information includes the name and address of the Borrower (and, if applicable, such Subsidiary) and other information that will allow such Lender to identify the Borrower (and if applicable its Subsidiaries) in accordance with the Patriot Act.
8.12    Stamp Tax. The Borrower will pay any stamp or other similar tax which becomes payable in respect of the Note or this Loan Agreement or other Financing Document.
8.13    Schedules, Exhibits, Appendices and Annexes. Any and all schedules, exhibits, appendices and annexes to this Loan Agreement shall constitute a part of this Loan Agreement for all purposes.
8.14    Survival of Representations and Warranties. All representations and warranties made herein, in the other Financing Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Loan Agreement and the Note or any other Financing Document and any investigation by the Lender.
8.15    Counterparts; Legal Delivery. This Loan Agreement may be executed by one or more of the parties to this Loan Agreement on any number of separate counterparts, each of which shall be considered an original but all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Loan Agreement by telecopy or electronic (including “PDF”) transmission shall be as effective as delivery of a manually executed counterpart hereof.
8.16    Loss, Theft, Etc. of Note. In the event of the loss, theft, mutilation or destruction of the Note, then upon the Lender notifying the Borrower of same and, in the case of any such loss, theft or destruction upon execution and delivery by the Lender of a customary lost note and indemnity agreement, or, in the event of such mutilation, upon surrender by the Lender of the mutilated Note, the Borrower will execute and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note.
8.17    Submission to Jurisdiction; Waiver of Punitive or Consequential Damages. The Borrower hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding arising out of or otherwise related to or connected with this Loan Agreement or any of the other Financing Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive personal jurisdiction of any state or federal court sitting in the City of New York;
(b)    consents that any such action or proceeding may be brought in such courts, and waives any objection that Borrower may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, or by overnight courier, to the Borrower, at its address set forth in Section 8.6 or at such other address of which the Lender shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Lender (or its successors or permitted assigns) to bring any legal action or proceeding in any other jurisdiction;
(e)    agrees that, notwithstanding the foregoing, any action brought by the Borrower against the Lender shall be commenced and maintained only in a state or federal court sitting in the City of New York; and
(f)    waives, to the fullest extent permitted under Applicable Law, any right Borrower may have to claim or recover in any legal action or proceeding arising out of or otherwise related to or connected with this Loan Agreement, the Note or any other Financing Document any special, exemplary, punitive or consequential damages.
8.18    Certain Acknowledgements. The Borrower hereby acknowledges that:
(a)    Borrower has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement and the Note and the other Financing Documents;
(b)    the Lender does not have any fiduciary relationship to the Borrower and the relationship between Lender on the one hand, and the Borrower on the other hand, under this Loan Agreement is solely that of creditor and debtor;
(c)    no joint venture exists among the Borrower and the Lender; and
(d)    the Borrower has made its own independent determination and decision (i) to borrow hereunder and to enter into this Loan Agreement and any other Financing Document to which it is a party and (ii) that it can comply with the terms and provisions hereof and thereof.
8.19    Payments Surrendered. If, after receipt of any payment of all or any part of any Loan or with respect to any other obligation under any of the Financing Documents, the Lender is compelled or required or in good faith agrees, for settlement purposes, to surrender such payment to any Person for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance), then this Loan Agreement and the other Financing Documents shall continue in full force and effect, and the Borrower shall be fully liable for the full amount so surrendered.
8.20    Confidentiality. The Lender agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it with respect to Borrower pursuant to any Financing Document and designated in writing by the Borrower as confidential, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Affiliates, employees, attorneys and other advisers or agents to or of the Lender that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 8.20 or (B) available to the Lender from a source (other than the Borrower) not known by it to be subject to disclosure restrictions, (iv) to the extent disclosure is required by Applicable Law or subpoena or other legal process or requested or demanded by any governmental authority, (v) to current or prospective permitted assignees or participants, in each case to the extent such assignees or participants agree to be bound by provisions substantially similar to the provisions of this Section 8.20 and (vi) in connection with the exercise or enforcement of any power, right or remedy under any Financing Document, in connection with any litigation or other proceeding to which the Lender is a party or bound, or to the extent necessary to respond to public statements or disclosures by Borrower or its Subsidiaries referring to Lender or its Affiliates.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.
ViSalus, Inc.
By:    /s/Todd A. Goergen
Name: Todd A. Goergen
Title:    Chief Operating Officer

Signature Page to Revolving Loan Agreement (Blyth)

Blyth, Inc.
By:    /s/Michael Novins
Name:     Michael Novins
Title:    Vice President

Signature Page to Revolving Loan Agreement (Blyth)

EXHIBITS

A    -    Form of Note
B    -    Identified RSUs and Option Shares

APPENDIX
A    -    Definitions

Exhibit A

REVOLVING CREDIT PROMISSORY NOTE
$6,000,000
    October [__], 2014
FOR VALUE RECEIVED, ViSalus, Inc., a Nevada corporation (the “Borrower”), hereby unconditionally promises to pay to Blyth, Inc., a Delaware corporation (the “Lender”), in lawful money of the United States and in immediately available funds, the principal sum of Six Million Dollars ($6,000,000.00) or, if less, the aggregate unpaid amount of all Revolving Credit Loans (as defined in the Revolving Loan Agreement referred to below) made by the Lender to the Borrower pursuant to the Revolving Loan Agreement, together with interest thereon as provided for below. All capitalized terms, unless otherwise defined herein, shall have the respective meanings assigned to them in the Revolving Loan Agreement.
1.Payment of Principal. Borrower shall pay the outstanding principal balance of each Revolving Credit Loan in full on the Revolving Credit Maturity Date.
2.Interest Rate; Payment of Interest. Borrower shall pay interest on the aggregate unpaid principal balance of the Revolving Credit Loans outstanding from time to time at the Applicable Revolving Credit Rate. Interest shall be payable, in arrears, on each Revolving Credit Interest Payment Date.
3.Optional. Optional prepayments of the Revolving Credit Loans may be made in accordance with terms and provisions of the Revolving Loan Agreement.
4.Expenses. Borrower shall pay or reimburse the Lender, on demand, for all costs and expenses, including, but not limited to, the reasonable fees and disbursements of legal counsel, which the Borrower is required to pay under Section 8.7 of the Revolving Loan Agreement.
5.Revolving Loan Agreement. This Note evidences Revolving Credit Loans under, and has been executed and delivered by the Borrower in accordance with, the terms and conditions of the Revolving Loan Agreement, which Revolving Loan Agreement, among other things, contains provisions with respect to the acceleration of the unpaid principal of (and accrued and unpaid interest on) the Revolving Credit Loans upon the occurrence and at any time during the continuance of any Event of Default and with respect to submission to jurisdiction. The Lender is entitled to the benefits of the Revolving Loan Agreement and the other Financing Documents and may enforce the covenants and other agreements of the Borrower contained therein, and the Lender may exercise the respective rights, remedies and powers provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. The “Revolving Loan Agreement” means the Revolving Loan Agreement, dated as of even or substantially even date herewith, by and between the Borrower and the Lender, as same may be amended, restated, supplemented or otherwise modified from time to time.
6.Certain Waivers. Borrower waives presentment, diligence, protest, demand, notice of demand, notice of acceptance or reliance, notice of non-payment, notice of dishonor, notice of protest and all other notices to parties in connection with the delivery, acceptance, performance, default or enforcement of this Note. THE BORROWER (AND THE LENDER BY ITS ACCEPTANCE OF THIS NOTE) HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND, ARISING UNDER OR OUT OF, OR OTHERWISE RELATED TO OR OTHERWISE CONNECTED WITH THIS NOTE OR ANY OTHER FINANCING DOCUMENT.
7.    Intercreditor Agreement. The terms and other provisions of this Note are subject to the terms and provisions of the Intercreditor Agreement.
1.    Binding Nature. This Note shall bind the Borrower and Borrower’s successors and permitted assigns and shall inure to the benefit of the Lender and its successors and permitted assigns. The term “Lender” shall include, in addition to Blyth, Inc., the successors and permitted assigns of Blyth, Inc. Reference is made to the Revolving Loan Agreement for terms and provisions with respect to any assignment or participation with respect to this Note.
2.    Amendment. No waiver, amendment, supplement or other modification of this Note shall be effective unless it satisfies the requirements for same set forth in the Revolving Loan Agreement and the Intercreditor Agreement.
3.    Governing Law. This Note shall be governed by, and construed and interpreted in accordance with, the laws the State of New York, without regard to any rules pertaining to conflicts of laws thereunder that would result in the laws of any other State being used to govern, construe or interpret this Note.

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IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the day and year first written above.
ViSalus, Inc.

By:
Name:
Title:

Exhibit B
Identified RSUs and Option Shares

A.	Existing Identified RSUS.

ViSalus, Inc. RSU Vesting 2014 -2018.

Year	# of Vesting RSUs*	Current Value ($) Per Unit	Hypothetical Payment if All Employees Sold ($) (at Current Value)
2014	198,000	0.185	36,630
2015	249,900
2016	1,042,700
2017	1,037,700
2018	0

*# of vesting RSU excludes awards made to Permitted Holders

B.	Existing Identified Options.

292,000 stock options are outstanding (none to Permitted Holders). They vest between 2014 and 2016. Strike price ranges from $1.04 - $1.66. All stock options awarded in 2013 have been canceled (strike price had been $7.58/share).

APPENDIX A TO REVOLVING LOAN AGREEMENT

This Appendix A which is attached to and a part of the Revolving Loan Agreement, dated as of October 17, 2014, by and between ViSalus, Inc., a Nevada corporation (the “Borrower”), and Blyth, Inc., a Delaware corporation (the “Lender”), as same may be amended, restated, supplemented or otherwise modified from time to time (the “Loan Agreement”), is a glossary of certain defined terms used in the Loan Agreement and/or other Financing Documents.
“Affiliate”: with respect to any specified Person:  (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (2) any other Person that owns, directly or indirectly, 10% or more of any class or series of such specified Person’s (or any of such Person’s direct or indirect parent’s) Capital Stock or any officer or director of any such specified Person or any such other Person or, with respect to any natural Person, any Person that is an “immediate family member” of such Person as defined in the Instructions to Item 404(a) of Regulation S-K promulgated under the Exchange Act; or (3) any other Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  For purposes of the Loan Agreement, neither the Lender nor its Subsidiaries shall be considered an Affiliate of the Borrower or of the Borrower’s Subsidiaries.
“Applicable Law”: all applicable provisions of all (a) constitutions, statutes, laws, rules, regulations, guideline ordinances and orders of governmental bodies, (b) Governmental Approvals and (c) orders, decisions, judgments and decrees of all courts and arbitrators.
“Applicable Revolving Credit Rate”: ten percent (10%) per annum.
“Bankruptcy Code”: as defined in Section 7.1(h) of the Loan Agreement.
“Business Day”: any day other than Saturday, Sunday or other day in which banks are authorized to be closed in the State of New York.
“Capital Stock”: of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any preferred stock, and any rights (other than debt securities convertible into Capital Stock), warrants, options or restricted stock units in each case whether now outstanding or issued after the date of the Loan Agreement.
“Change of Ownership or Control”: the occurrence of any of the following events:

Appendix A - 1

(1) the Permitted Holders are the “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of Voting Stock of the Borrower entitled to exercise less than 50% of the total voting power of all outstanding Voting Stock of the Borrower; or
(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Borrower was approved by a vote of (a) a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (b) the Permitted Holders, provided that immediately following such decision the Permitted Holders “beneficially own” Voting Stock entitled to exercise at least 50% of the total voting power of all outstanding Voting Stock of the Borrower) cease for any reason to constitute a majority of such Board of Directors then in office.
“Commission”: means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Loan Agreement is not existing and performing the duties now assigned to it under Exchange Act then the body performing such duties at such time.
“Contract”: an indenture, agreement (other than the Loan Agreement), other contractual restriction, lease, or instrument (other than the Note).
“Default”: any event or circumstance which, with the giving of notice or passage of time or both, would become an Event of Default.
“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of the United States or any State of the United States.
“Environmental Laws”: all laws, rules, codes, ordinances, and regulations, and all consent decrees, administrative orders or judgments relating to public health or safety and/or the environment, including without limitation those laws, rules, codes, ordinances and regulations identified in the definition of the term “Hazardous Materials,” all as amended, supplemented or otherwise modified from time to time.
“Event of Default”: as defined in Section 7.1 of the Loan Agreement.
“Exchange Act”: the Securities Exchange Act of 1934, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.
“Existing Identified Options”: those options (for the purchase of common stock of the Borrower) issued prior to the date of the Loan Agreement and which are identified on Exhibit B to

Appendix A - 2

the Loan Agreement. For the avoidance of doubt, the Existing Identified Options do not include any options issued to any Permitted Holders.
“Existing Identified RSUs”: those restricted stock units (with respect to the Borrower) issued prior to the date of the Loan Agreement and which are identified on Exhibit B to the Loan Agreement. For the avoidance of doubt, the Existing Identified RSUs do not include any restricted stock units issued to any Permitted Holders.
“Financing Documents”: (a) the Loan Agreement, the Note, and the Intercreditor Agreement and (b) any other written agreement, instrument, certificate, financing statement or other document, whether now or hereafter existing, executed or delivered in connection with or otherwise related to any of the agreements or instruments referred to in clause (a) or otherwise relating in any way to any of the Revolving Credit Loans, as any of the foregoing referred to in clause (a) or (b) may be amended, supplemented or otherwise modified from time to time. The Other Revolving Loan Agreement and the promissory notes issued thereunder shall not be considered Financing Documents.
“Foreign Subsidiary”: any subsidiary of the Borrower except for Domestic Subsidiaries.
“Future Applicable RSUs and Option Shares”: (i) restricted stock units (with respect to the Borrower) which are issued after the date of the Loan Agreement to employees or officers of ViSalus or its Subsidiaries and (ii) shares of common stock of the Borrower issued upon the exercise (if any) of options (if any) issued by the Borrower after the date of the Loan Agreement to such employees or officers, but excluding any restricted stock units or options issued to any Permitted Holders.
“GAAP”: generally accepted accounting principles as in effect in the United States of America.
“Government Approval”: any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any government or governmental unit.
“Hazardous Material”: (aa) “hazardous substances” or “toxic substances” as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601, et seq., or the Hazardous Materials Transportation Act, 49 U.S.C. §1801, all as amended and amended after this date; (bb) “hazardous wastes,” as that term is defined by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901, et seq., as amended and amended after this date; (cc) any pollutant, contaminant or hazardous, dangerous, or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste substance or material, all as amended or amended after this date; (dd) any other substance the presence of which requires investigation or remediation under any law, regulation, ordinance or requirement; (ee) crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (ff)

Appendix A - 3

any radioactive material; (gg) asbestos in any form or condition; and (hh) polychlorinated biphenyls (PCBs) or substances or compounds containing PCBs.
“Identified Option Shares”: shares of common stock of the Borrower issued upon the exercise (if any) of the Existing Identified Options.
“Identified RSUs and Option Shares”: (i) the Existing Identified RSUs and (ii) Identified Option Shares.
“Identified Vesting Retention Transactions”: in connection with the vesting of the Existing Identified RSUs and/or any restricted stock units issued prior to the date hereof to the Permitted Holders, (i) the acquisition (by retention) by the Borrower of shares of common stock of the Borrower having a fair market value approximately equal to the payroll taxes (including applicable income tax withholdings) due upon such vesting and (ii) the payment by the Borrower of such payroll taxes.
“Indebtedness”: of any Person at any particular date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade debt or the like incurred in the ordinary course of business) or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person upon which interest charges are customarily paid, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person under capitalized leases, (e) all obligations of such Person in respect of acceptances or letters of credit issued or created for the account of such Person, (f) all liabilities secured by any Lien on any property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment thereof, (g) all obligations of such Person in respect of interest rate protection agreements, interest rate future agreements, foreign currency exchange agreements and other hedging arrangements and (h) all guaranties of other contingent obligations of such Person in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. The Indebtedness of any Person shall include any Indebtedness of any partnership in which such Person is the general partner.
“Intercreditor Agreement”:  the Intercreditor Agreement, dated as of the date of the Loan Agreement, by and among the Borrower, Lender, and the Other Revolving Credit Lenders, as same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Kerrigan Lawsuit Resolution”: the final and non-appealable resolution of all claims now or hereafter asserted against ViSalus and/or its officers, directors, employees, shareholders or independent promoters (the “ViSalus Defendants”) in that certain legal action captioned Kerrigan et al. vs. ViSalus, Inc., which was commenced on July 9, 2014, in the United States District Court in the Eastern District of Michigan, Southern Division (the “Kerrigan Lawsuit”), including (as an event that would qualify as a Kerrigan Lawsuit Resolution), without limitation of any other event that might so qualify, (a) the final and non-appealable dismissal of the Kerrigan Lawsuit, other than a dismissal without prejudice, (b) the voluntary withdrawal of the Kerrigan Lawsuit, other than a withdrawal without prejudice, (c) a settlement of all of the claims asserted against the ViSalus Defendants in the Kerrigan Lawsuit that is legally binding on all of the plaintiffs that are parties in

Appendix A - 4

the Kerrigan Lawsuit, (d) a final and non-appealable judgment with respect to all claims asserted against the ViSalus Defendants in the Kerrigan Lawsuit, and (e) a final and non-appealable decision of a duly authorized arbitrator or panel of arbitrators with respect to all of the claims asserted against the ViSalus in the Kerrigan Lawsuit that is legally binding on all of the plaintiffs that are parties in the Kerrigan Lawsuit.
“Kerrigan Lawsuit Resolution Date”: the date (if any) on which the Kerrigan Lawsuit Resolution first occurs.
“Lien”: any mortgage, security interest, pledge, title retention agreement, hypothecation, assignment, lien, attachment, garnishment, levy, charge, or other encumbrance of any kind.
“Loan” and “Loans”: as those terms are respectively defined in Section 1.2 of the Loan Agreement.
“Material Adverse Effect”: the occurrence of any of the following: (a) a material adverse effect upon the business, assets, liabilities, financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole or (b) a material adverse effect on the ability of the Borrower to timely pay and otherwise perform its obligations under such  Financing Documents to which it is a party or under the Other Revolving Loan Agreement or any notes issued thereunder or any material adverse effect on the legal, binding, or enforceable nature of such Financing Documents or the Other Revolving Loan Agreement or any notes issued thereunder.
“Natural Resources”: each and all of the atmosphere, air, waters, earth, land, minerals, flora, fauna, fish, shellfish, wildlife, biota and/or other natural resources.
“Non-Material Foreign Subsidiary”: a Foreign Subsidiary whose (i) consolidated (i.e., when consolidated with the revenues of Subsidiaries directly or indirectly owned by such Foreign Subsidiary) revenues are less than 10% of the consolidated revenues of the Borrower and its Subsidiaries taken as a whole and (ii) consolidated assets (i.e., when consolidated with the assets of Subsidiaries directly or indirectly owned by such Foreign Subsidiary) are less than 10% of the consolidated assets of the Borrower and its Subsidiaries taken as a whole;
“Obligor Legal Opinion”: an opinion of legal counsel for the Borrower (which may be provided by the Borrower’s in house and/or outside counsel), dated the date of the Loan Agreement, in customary form, provided such opinion shall be limited to matters of corporate existence and good standing, corporate power and authority to conduct business and execute, deliver and perform the Financing Documents to which the Borrower is a party, due authorization by the Borrower of such Financing Documents and such execution, delivery and performance does not violate the Borrower’s organizational documents or material known Contracts.
“OFAC”: as defined in Section 8.11 of the Loan Agreement.
“Other Revolving Credit Facility”: the revolving credit borrowing facility established pursuant to the Other Revolving Loan Agreement.

Appendix A - 5

“Other Revolving Credit Facility Commitment Amount”: Six Million Dollars ($6,000,000).
“Other Revolving Credit Lenders”: the lenders under the Other Revolving Loan Agreement.
“Other Revolving Credit Loans”: the revolving credit loans made under the Other Revolving Loan Agreement by the Other Revolving Credit Lenders.
“Other Revolving Loan Agreement”: the Revolving Loan Agreement, dated as of even date with the Loan Agreement, by and among the Borrower and Ryan Blair, Nick Sarnicola, Blake Mallen and Robert Goergen as the Other Revolving Credit Lenders, as such Revolving Loan Agreement may be amended, restated, supplemented or otherwise modified from time to time as permitted by the Intercreditor Agreement.
“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.
“Permitted Holders”: (i) each Specified Individual; (ii) the spouse, issue, issue’s spouses, grandchildren or other members of the immediate family of each Specified Individual; (iii) any trusts created for the benefit of the Persons described in clauses (i) or (ii) or any trust for the benefit of any such trust; (iv) in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, equity interests of the Borrower and (v) TAG APT, LLC (for so long as it is owned and controlled by Todd A. Goergen); provided, however, that notwithstanding anything to the contrary contained herein, no Specified Excluded Individual shall be a Permitted Holder for any purpose.
“Permitted Uses”: (i) the Temporary Loan Repayment and (ii) general working capital purposes of the Borrower and its Subsidiaries and other general corporate purposes of the Borrower and its Subsidiaries.
“Person”: any individual, corporation, limited liability company, partnership, trust or unincorporated organization, a government or any agency or political subdivision thereof, or any other entity.
“Release”: any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or other discharging into the environment.
“Restricted Payment”: any of the following: (i) any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Capital Stock of the Borrower or of any Subsidiary of the Borrower, but excluding dividend payments or other distributions payable solely in Capital Stock of the Borrower, (ii) any purchase, redemption or otherwise acquisition for value of any Capital Stock of the Borrower or any Subsidiary of the Borrower (including without limitation, for the avoidance of doubt, any payments made by the Borrower or its Subsidiaries) in connection with the exercise of options with respect to such Capital

Appendix A - 6

Stock) or (iii) any payment (whether of principal, interest or any other amount and whether or not such payment is a prepayment) under or otherwise with respect to any Subordinated Redemption Note or the debt created or evidenced thereby.
“Revolving Credit Facility”: the revolving credit borrowing facility established pursuant to the Loan Agreement.
“Revolving Credit Interest Payment Date”: each of the following: (i) the last Business Day of each and every month, commencing on the last Business Day of October of 2014 and (ii) the Revolving Credit Maturity Date.
“Revolving Credit Loan” and “Revolving Credit Loans”: as those terms are respectively defined in Section 1.2 of the Loan Agreement.
“Revolving Credit Loan Termination Date”: the later to occur of (i) October 17, 2019 and (ii) the Kerrigan Lawsuit Resolution Date.
“Revolving Credit Maturity Date”: the later to occur of (i) October 17, 2019 and (ii) the Kerrigan Lawsuit Resolution Date.
“Revolving Credit Maximum Amount”: Six Million Dollars ($6,000,000).
“Specified Excluded Individual”: (i) each of Robert B. Goergen and Robert B. Goergen, Jr., (ii) the spouse, issue, issue’s spouses, grandchildren or other members of the immediate family of each Specified Excluded Individual (in each case other than Todd A. Goergen and any of his spouse, his issue, his issue’s spouse(s) and his grandchildren); (iii) any trusts created for the benefit of the Persons included in clauses (i) or (ii) or any trust for the benefit of any such trust; and (iv) in the event of the incompetence or death of any of the Persons included in clauses (i) and (ii), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries.
“Specified Individual”: each of Ryan Blair, Nick Sarnicola, Blake Mallen and/or Todd A. Goergen, as applicable.
“Subordinated Redemption Note”: an unsecured promissory note issued by the Borrower to an employee or officer (or former employee or officer) of the Borrower or of a Subsidiary of the Borrower as the consideration for the Borrower redeeming the applicable Future Applicable RSUs and Options (held by such Person). Each Subordinated Redemption Note shall (1) contain commercially reasonable terms for a promissory note of such type and reasonably acceptable to the Lender including a commercially reasonable interest rate (and in no event higher than 10% per annum) and (2) contain subordination provisions in form and substance reasonably satisfactory to the Lender providing, among other things, (i) for the subordination in right of payment of all principal, interest and other amounts at any time owed or owing under such Subordinated Redemption Note to the prior payment in full of (a) the Revolving Credit Loans (both principal and interest) and all other obligations of the Borrower under the Financing Documents and (b) the Other Revolving Credit Loans (both principal and interest) and all other obligations of the Borrower under the “Financing Documents” as defined in the Other Revolving Loan Agreement, (ii) that no payment

Appendix A - 7

(whether principal, interest or any other amount and whether or not such payment is a prepayment) shall be made under or otherwise with respect to such Subordinated Redemption Note or the debt created or evidenced thereby unless such payment consists of a Restricted Payment permitted under Section 5.3 of the Loan Agreement and Section 5.3 of the Other Revolving Loan Agreement, (iii) that the Lender and the Other Revolving Credit Lenders shall be third party beneficiaries of such subordination provisions and shall have the right to rely on such subordination provisions and enforce same, and (iv) that the debt evidenced by such Subordinated Redemption Note shall not be evidenced by any agreement or instrument other than such Subordinated Redemption Note.
“Subsidiary”: as to any Person, shall mean a corporation, limited liability company, partnership, or other entity of which shares of stock, limited liability company interests or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
“Temporary Loan”: shall mean all of the loan(s) from the Lender to the Borrower evidenced by that certain Intercompany Note (as amended, supplemented or otherwise modified from time to time including without limitation any and all grids or schedules thereto) dated on or about August 12, 2014 made by Borrower in favor of the Lender.
“Temporary Loan Repayment”: as defined in Section 3.1.
“UCC”: the Uniform Commercial Code.
“Voting Stock”: of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power in the aggregate under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
“Wholly Owned Subsidiary”: means a Subsidiary of the Borrower all of whose Capital Stock is owned by the Borrower or another Wholly Owned Subsidiary (other than directors’ qualifying shares or the like).

Appendix A - 8